Exhibit 5.1
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750
October 4, 2011
MedQuist Holdings Inc.
9009 Carothers Parkway
Franklin, TN 37067

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to MedQuist Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,231,246 shares (the “Merger Shares”) of the Company’s common stock, par value $0.10 per share, to be issued in the proposed merger (the “Merger”) of MedQuist Merger Corporation, a newly-formed subsidiary of the Company, with and into MedQuist Inc., also a subsidiary of the Company. Pursuant to the Merger, each share of MedQuist Inc. common stock, no par value per share (the “MedQuist Shares”), not already owned by the Company or its subsidiaries will convert into the right to receive one Merger Share.
     You have requested that we render the opinion set forth in this letter, and we are furnishing this opinion pursuant to the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Securities Act.
     We have examined (1) the Registration Statement, (2) the exhibits to the Registration Statement, (3) the Company’s Certificate of Incorporation (the “Certificate”) and Bylaws (the “Bylaws”), as in effect on the date hereof, (4) certain resolutions of the Board of Directors of the Company and (5) such other documents, corporate records, and instruments, and have examined the laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Merger Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements, representations and certifications of officers and other representatives of the Company and others.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitation stated herein, we are of the opinion that, when the Merger Shares have been issued and delivered in exchange for the MedQuist Shares in accordance with terms of the Merger, the Merger Shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

MedQuist Holdings Inc.
October 4, 2011

     We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.
     We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement, the related prospectus and any prospectus supplement included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP